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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                           For further information:
                                                Elisabeth N. Spector
                                                Senior Vice President
                                                410-539-0000


                  LEGG MASON TO TRIPLE WEALTH MANAGER REVENUES
  Agreement with Private Capital Management will also add over $8 Billion AUM

Baltimore, Maryland - May 29, 2001 - Legg Mason, Inc. (NYSE: LM) and Private Capital Management, L.P. ("PCM") announced today that they have entered into a definitive agreement whereby Legg Mason will acquire PCM, a leading high net worth manager known for its long-term record of consistently superior investment performance, in a cash transaction. Based upon the Financial Accounting Standards Board's proposed statements on business combinations and goodwill and intangible assets as well as additional tentative decisions they have published, the transaction is expected to be meaningfully accretive to Legg Mason's reported earnings per share in the first year of operation.

Headquartered in Naples, Florida, PCM is an independent, privately owned investment management firm with over $8 billion in equity assets under management for approximately 1,500 high net worth individuals, families, endowments, foundations and selected institutions. Since its inception, PCM has achieved a 24% compound annual rate of return by consistently applying a highly intensive, research-focused investment process that concentrates on small- and mid-cap U.S. equity securities. Over the five calendar years ended December 31, 2000, its revenues have grown at a compound annual rate of 48% and its assets under management have grown at a compound annual rate of 50%.

Originally established to manage money for the Collier family, PCM is a limited partnership owned by its co-founder, Miles Collier, and by its two operating principals: Bruce S. Sherman, who co-founded the company with Mr. Collier in 1985 and serves as PCM's chairman and chief executive officer, and Gregg J. Powers, president. Under the terms of the agreement announced today, PCM will become a wholly owned subsidiary of Legg Mason and will continue to be managed by its principals, both of whom will stay in place under long-term employment agreements. Consistent with Legg Mason's longstanding practice, there will be no management or other organizational changes as a result of the transaction.

Raymond A. "Chip" Mason, chairman and chief executive officer of Legg Mason, commented," We are delighted that PCM is joining Legg Mason. In our opinion, Bruce Sherman and Gregg Powers, together with the rest of the PCM management team, are some of the most talented individuals in the wealth advisory business and will enable us to significantly further our strategic objectives in wealth management. We look forward to working with them for a long time."
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Mr. Sherman and Mr. Powers, in a joint statement, said "We are most pleased that
PCM will be partnering with such an outstanding financial services organization as Legg Mason. In our desire and efforts to build upon PCM's strong investment performance, we have sought an association that will expand our ability to provide individual client service. Of paramount importance in our selection of Legg Mason was their understanding of, respect for, and commitment to our investment process, so that there will be absolutely no change in our investment philosophy or discipline."

Under the terms of the agreement announced today, Legg Mason will pay $682 million in cash for PCM and its affiliated entities at closing, which represents a 9 times multiple of the current EBIT run rate. The transaction also includes two contingent "earnout" payments based on PCM's growth as of the third and fifth anniversaries of closing, although Legg Mason is entitled to a "clawback" of the first $300 million of the second contingent payment if the company's performance materially declines in years six through eight. The aggregate transaction price payable by Legg Mason, assuming no clawback, is capped at $1.382 billion. Legg Mason expects to raise a portion of the purchase price in the capital markets.

A conference call to discuss the transaction will be held at 10:30 a.m. EDT tomorrow morning. The call will be open to the general public. Interested participants should access the call by dialing 1-877-___________ (or 1-973-___________ for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries. As of March 31, 2001, Legg Mason had aggregate assets under management of $139.9 billion, and its wealth manager subsidiaries and affiliate managed or supervised assets of $8.0 billion (excluding any assets related to either the holding company or its principal brokerage subsidiary, Legg Mason Wood Walker Incorporated).